Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SETTLEMENT AGREEMENT

This Settlement Agreement (including Exhibit A) (this “Agreement” or “Settlement Agreement”) is made and entered into this 11th day of July, 2022 (the “Execution Date”), by and between CATALYST PHARMACEUTICALS, INC. (“Catalyst”) and SERB SA (“SERB”), on the one hand, and JACOBUS PHARMACEUTICAL COMPANY, INC. (“Jacobus”), PANTHERX SPECIALTY LLC, and PANTHER SPECIALTY HOLDING CO. (collectively, “PantheRx”), on the other hand, (collectively, “Parties”).

RECITALS

A. WHEREAS, Catalyst owns U.S. Patent Nos. 10,793,893 (“the ’893 patent”) and 11,060,128 (“the ’128 patent”), which are listed in the U.S. Food and Drug Administration’s (“FDA”) Orange Book (as defined below), in connection with approved New Drug Application No. 208078 in connection with Firdapse® (amifampridine phosphate) tablet products (“Catalyst NDA”);

B. WHEREAS, Jacobus previously obtained approval from the FDA to market another amifampridine product under the brand name Ruzurgi® subject to New Drug Application No. 209321 (“Jacobus NDA”);

C. WHEREAS, on February 1, 2022, following a decision of the U.S. Circuit Court of Appeals for the 11th Circuit in that certain litigation between Catalyst and the FDA entitled: Catalyst Pharmaceuticals, Inc. v. Xavier Becerra, et. al., No. 20-13922, as to which case Jacobus was an intervenor, the Court rejected FDA’s approval of the Jacobus NDA, which in effect precluded Jacobus from marketing its Ruzurgi® product in the United States, following which FDA converted the Jacobus NDA to a tentative approval thereby removing Ruzurgi® from the market in the United States;

D. WHEREAS, Catalyst has prosecuted, and Jacobus has defended, actions for infringement of the ’893 and ’128 patents in the United States District Court for the District of New Jersey (the “Court”) regarding Jacobus’ accused Ruzurgi® product, which actions are captioned Catalyst Pharmaceuticals, Inc. and SERB SA v. Jacobus Pharmaceutical Company, Inc., Civil Action No. 3:20-cv-14590-MAS-DEA and Catalyst Pharmaceuticals, Inc. and SERB SA v. PantheRX Specialty LLC and PantheRX Specialty Holding Co., Civil Action No. 3:20-cv-17040-MAS-DEA (the “Litigations”);

E. WHEREAS, all of these matters have caused serious financial complications for Jacobus, which will result in the termination of Jacobus’ manufacturing capabilities, and will cause Jacobus to likely fail as a going concern if these disputes are not amicably resolved;

F. WHEREAS, contemporaneously with the execution of this Agreement, Catalyst and Jacobus are executing a License and Asset Purchase Agreement (the “License and Asset Purchase Agreement”) pursuant to which Jacobus will sell and Catalyst will purchase certain assets, and Jacobus will grant a license to Catalyst to develop, manufacture, commercialize and exploit certain products; and

G. WHEREAS, subject to consummation of the transactions contemplated by the License and Asset Purchase Agreement, the Parties desire to settle the Litigations on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1.	Definitions

1.1

“Affiliate” means with respect to a given party any person or legal entity directly or indirectly controlling, controlled by or under common control with the party, where control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity or such other relationship as results in the actual control over the management, assets, business and affairs of an entity; provided, however, that, with respect to PantheRx, no portfolio company of any financial sponsor that owns any equity interest in PantheRx (other than PantheRx or its subsidiaries) shall be deemed an Affiliate of PantheRx. A person or entity is only an Affiliate so long as it satisfies this definition.

1.2

“Amifampridine Equivalent” means any pharmaceutical product sold in the United States containing amifampridine as an active ingredient with associated prescribing information substantially the same as the FDA-approved labeling for Ruzurgi® as of the Execution Date.

1.3	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New Jersey or the State of Florida.

1.4	“Catalyst NDA” means NDA No. 208078.

1.5

“Closing” means the closing under the License and Asset Purchase Agreement pursuant to which Catalyst and Jacobus will consummate the purchase and sale of the Transferred Assets (as defined in the License and Asset Purchase Agreement) and the other transactions contemplated by the License and Asset Purchase Agreement .

1.6	“Closing Date” means the date of the closing date under the License and Asset Purchase Agreement.

1.7	“FDA” means the U.S. Food and Drug Administration (and any successor organization or agency thereto).

1.8	“Jacobus NDA” means New Drug Application No. 209321.

1.9	“NDA” means a United States New Drug Application as defined under 21 U.S.C. § 355(a).

1.10	“Orange Book” means the electronic or hard copy version of the FDA’s publication, Approved Drug Products with Therapeutic Equivalence Evaluations, and any successor or equivalent publication thereto.

1.11	“Settlement Documents” means this Settlement Agreement, including the Stipulation of Dismissal (Exhibit A)

1.1	“Territory” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico), and Mexico.

1.2	“Third Party” means any person or entity other than a Party or its Affiliates.

2.	Stipulation.

2.1	Jacobus and PantheRx, for themselves and their Affiliates, stipulate that the ’893 and ’128 patents are valid and enforceable.

2.2

In return for terms and benefits gained from the transactions consummated pursuant to the License and Asset Purchase Agreement, and for other good and valuable consideration, including the compromise of the Parties’ claims in the Litigations, Jacobus and PantheRx, for themselves and their Affiliates, agree not to challenge and not to knowingly assist others, directly or indirectly, in challenging the validity, enforceability or patentability of the ’893 and ’128 patents.

2.3

In consideration of the mutual benefits of entering into this Agreement, the Parties will enter into and cause to be filed with the Court in the Litigations, within three (3) Business Days after the Closing Date, the Stipulation of Dismissal in the form annexed hereto as Exhibit A, which is consistent with the stipulation in this Section 2 and the injunction in Section 3. If the Court does not dismiss without prejudice substantially in the form annexed hereto as Exhibit A, the Parties agree to confer in good faith as to an alternative resolution.

2.4

In consideration of this Settlement Agreement, including the compromise of the Parties’ claims in the Litigations, and for other good and valuable consideration, Jacobus and PantheRx agree that, unless otherwise authorized by Catalyst, following Closing until expiration of the ’893 and ’128 patents, they and anyone acting on their behalf under an express authorization will be enjoined and will refrain from (i) making, using, offering for sale, selling or importing, or otherwise distributing in any manner, any Amifampridine Equivalent for sale or use in the Territory, (ii) participating in the profits from making, using, offering for sale, selling or importing any Amifampridine Equivalent for sale or use in the Territory and (iii) indemnifying others with respect to any making, using, offering for sale, selling or importing any Amifampridine Equivalent for sale or use in the Territory.

3.

Injunctive Relief. Jacobus and PantheRx acknowledge and agree that Section 2 of this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Catalyst would be irreparably harmed if any of the provisions of Section 2 were not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, Catalyst shall be entitled to seek injunctive relief to prevent breaches of Section 2 and to specifically enforce the terms and provisions thereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which Catalyst may be entitled at law or in equity. Jacobus and PantheRx agree that they will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that Catalyst has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

4.

Legal Fees. Each Party will pay its own costs and expenses, including attorney fees, incurred in connection with the Litigations and in connection with the preparation and execution of this Agreement and its Exhibit.

5.	Legal Compliance.

5.1	[***]

5.2	[***]

6.	Released Claims. In addition to the Consent Judgment in the Litigations, the Parties make the following releases, which will be effective upon the Closing Date:

6.1

Jacobus and PantheRx, for themselves and their Affiliates, hereby irrevocably release and discharge Catalyst and SERB and their Affiliates, successors, assigns, directors, officers, employees, agents and customers from all causes of action, demands, claims, damages and liabilities of any nature, whether known or unknown (including, without limitation, costs, expenses and attorneys’ fees), asserted or unasserted, fixed or contingent, excluding (i) claims arising out of and made in accordance with the License and Asset Purchase Agreement and (ii) claims arising out of a breach under Section 8, including, without limitation, all claims, counterclaims and defenses that Jacobus or PantheRx has asserted in, could have asserted in or could assert based on the Litigations (including without limitation, antitrust claims) and all claims in any judicial proceeding that the ’893 and ’128 patents are somehow invalid, unenforceable or not infringed by the sale of any Amifampridine Equivalent in the United States (all of the above collectively, the “Jacobus and PantheRx Released Claims”); and

6.2

Catalyst and SERB, for themselves and their Affiliates hereby irrevocably release and discharge Jacobus and PantheRx and their Affiliates, successors, assigns, directors, officers, employees, agents, distributors, suppliers and customers from all causes of action, demands, claims, damages and liabilities of any nature, whether known or unknown (including, without limitation, costs, expenses and attorneys’ fees), asserted or unasserted, fixed or contingent, excluding (i) claims arising out of and made in accordance with the License and Asset Purchase Agreement and (ii) claims arising out of a breach under Section 8 , including, without limitation, all claims, counterclaims and defenses that Catalyst and SERB have asserted in, could have asserted in or could assert based on the Litigations (including without limitation, antitrust claims) and all claims in any judicial proceeding that the ’893 and ’128 patents are infringed by the sales of Ruzurgi® in the United States (all of the above collectively, the “Catalyst and SERB Released Claims”).

The foregoing provisions in this Section 6 will not apply in the event the Litigations or any other litigation concerning the ’893 or ’128 patents is or are reinstated in whole or in part following termination of this Agreement under Section 5 hereof.

7.

Final Agreement. This Agreement and its Exhibit, if not terminated pursuant to Section 5, constitute a final settlement between the Parties in the United States and neither Jacobus nor PantheRx, nor their Affiliates or agents, (i) will institute any new litigation or administrative proceeding against Catalyst or SERB that challenges the validity, enforceability or patentability of any of the ’893 and ’128 patents, (ii) will institute any new litigation or administrative proceeding against Catalyst or SERB with respect to any proposed or actual Amifampridine Equivalent or (iii) will, apart from compliance with a subpoena, order, or mandate from a court or governmental agency of competent jurisdiction, assist or cooperate with any Third Party in any such litigation or administrative proceeding against Catalyst, SERB, or the ’893 and/or ’128 patents. The Catalyst and SERB Released Claims do not preclude Catalyst, SERB, or any of their successors in interest pertinent to the subject matter of this Agreement from asserting infringement of any of ’893 and ’128 patents in any action against Jacobus or PantheRX involving any future products unrelated to Ruzurgi®.

8.

Confidentiality. The terms of this Agreement and its Exhibit will be maintained in strict confidence by the Parties except that any Party may disclose material terms if and as required by law, including, without limitation, SEC reporting requirements, or by the rules or regulations of any stock exchange that the Parties are subject to. The Parties may also disclose this Agreement and its Exhibit to their respective attorneys, accountants, auditors, or similar individuals providing professional services to a Party. The Parties acknowledge and agree that, upon its filing with the Court, the Consent Judgment will be a matter of public record and will not be subject to any confidentiality restrictions. The Parties further agree that, upon the filing of the Stipulation of Dismissal with the Court, the fact that the Parties have settled the Litigations will be a matter of public record and will not be subject to any confidentiality restrictions, but the terms of such settlement will be maintained in confidence as provided by this Section 8. Notwithstanding the foregoing, pursuant to Section 10 of this Agreement, a Party may disclose this Agreement and its Exhibit to a potential Third Party successor to all or substantially all of the business of the assigning or transferring party to which the Agreement pertains but solely upon prior written consent of the non-disclosing Party, such consent not to be unreasonably withheld, and provided that such Third Party agrees to be bound to keep such disclosed terms in confidence and not to use any part of such disclosure for any other purpose. In addition, any Party may disclose or produce these Settlement Documents pursuant to discovery requests in any future litigation with Third Parties, in compliance with a subpoena, order, or mandate from a court or governmental agency of competent jurisdiction, provided that such Party will use commercially reasonable efforts to take such steps as reasonably necessary, including seeking confidential treatment or a suitable protective order or regulation(s), to ensure continued confidential treatment of these Settlement Documents.

9.

Term and Termination. This Settlement Agreement will continue from the Execution Date until the earlier of: (a) the expiration of the last to expire of the ’893 or ’128 patents, including any regulatory exclusivities attached thereto; or (b) the date of a final court decision from which no appeal has been taken or can be taken holding that all of the claims of all of the patents listed in the Orange Book in connection with Firdapse® (NDA No. 208078) are invalid or unenforceable or not infringed. The releases and discharges set forth in Section 6 of this Agreement will survive the termination or expiration of this Agreement (except for termination pursuant to Section 5 hereof) and the confidentiality obligations set forth in Section 8 above will survive for a period of five (5) years from the expiration of the last to expire of the ’893 or ’128 patents, notwithstanding any earlier expiration or termination of this Agreement.

10.

No Assignment. This Agreement may not be assigned or transferred to a Third Party without the express prior written consent of the other Party hereto, except to a successor to all or substantially all of the business of the assigning or transferring Party (whether by sale of stock, merger, consolidation or otherwise) in which case the Party will assign this Agreement to such successor. The covenants, rights and obligations of a Party under this Agreement will remain binding upon the transferring Party and will not inure to the benefit of and be binding upon any Third Party successor until such Third Party agrees in writing to be bound by the terms of this Agreement and such writing is delivered to the other Party. Assignment of the License Agreement will be in accordance with its terms and not subject to this Section 10.

11.

Notice. Any notice required or permitted to be given or sent under this Agreement will be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, to the Parties at the addresses indicated below.

If by Jacobus or PantheRX, to:

Catalyst Pharmaceuticals, Inc.

355 Alhambra Cir

Ste 801

Coral Gables, FL 33134

Attention: Brian Elsbernd, Chief Legal Officer

with copies (which will not constitute notice hereunder) to:

Dennies Varughese, Pharm.D.

Sterne, Kessler, Goldstein & Fox, PLLC

1100 New York Avenue

Washington, DC 20005

dvarughese@sternekessler.com

and

Philip B. Schwartz, Esq.

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

and

SERB SA

Avenue Louise 480

B-1050 Brussels

Belgium

Attention: CEO

If by Catalyst or SERB, to:

Ms. Laura Jacobus

Jacobus Pharmaceutical Company, Inc.

P.O. Box 5290

Princeton, NJ 08540

with copies (which will not constitute notice hereunder) to:

David Farber, Esq.

King & Spalding

1700 Pennsylvania Ave., N.W. Suite 900

Washington, D.C. 20006

and

Scott S. Christie, Esq.

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

and, if to PantheRx:

Michael Hess, Esq.

Bass, Berry & Sims PLC

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, TN 38103-3672

Any such notice will be deemed to have been received on the date actually received. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section 11.

12.

Entire Agreement. This Agreement and its Exhibit together with the License and Asset Purchase Agreement constitute the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and terminates any prior or contemporaneous agreements and/or understandings between the Parties, whether oral or in writing, relating to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change, waiver or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Each Party in deciding to execute this Agreement has retained counsel and has not relied on any understanding, agreement, representation or promise by the other Party that is not explicitly set forth herein.

13.

Governing Law. This Agreement will be governed, interpreted and construed in accordance with the laws of New Jersey, without giving effect to choice of law principles. The Parties agree that the federal district court in the State of New Jersey will have exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement will be brought in the United States District Court for the District of New Jersey. Notwithstanding the foregoing, if there is any dispute for which the federal district court in the State of New Jersey does not have subject matter jurisdiction, the state courts in New Jersey will have jurisdiction. In connection with any dispute between or among the Parties arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of New Jersey.

14.

Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement will endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably replace such invalid or unenforceable provisions in light of the intent of this Agreement.

15.

Waiver. Any delay or failure in enforcing a Party’s rights under this Agreement, or any acquiescence as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the enforcement of such rights, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, except as to an express written and signed waiver as to a particular matter for a particular period of time.

16.

Counterparts. This Agreement may be executed simultaneously in several counterparts (including facsimile or e-mail counterparts), each of which will be deemed an original as against a Party whose signature appears thereon, but all of which together will constitute one and the same instrument.

17.

Representations and Warranties. The Parties hereby represent and warrant that: (a) they have approved the execution of this Agreement and have authorized and directed the signatory officers below to execute and deliver this Agreement; (b) they each have the full right and power to enter into this Agreement, and there are no other persons or entities whose consent or joinder in this Agreement is necessary to make fully effective those provisions of this Agreement that obligate, burden or bind them; (c) when so executed by each Party, this Agreement will constitute a valid and binding obligation of such Party, enforceable in accordance with its terms; and (d) they have not transferred or assigned or pledged to any Third Party or Affiliate the right to bring, pursue or settle any of the claims, defenses, counterclaims or demands made in the Litigation.

18.

Construction. This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision will be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by the particular Party. All references to periods of days for taking certain actions in this Agreement will be construed to refer to calendar days unless Business Days is specified.

19.	Captions. The captions of this Agreement are solely for convenience of reference and will not affect its interpretation.

20.

Negation of Agency. Nothing contained herein will be deemed to create any relationship, whether in the nature of agency, joint venture, partnership or otherwise, between Jacobus or PantheRX, on the one hand, and Catalyst or SERB, on the other hand. No Party will be authorized to bind or obligate another Party in any manner.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned authorized representatives of the Parties as of the date and year first above written.

CATALYST PHARMACEUTICALS, INC.	SERB SA

By: /s/ Patrick J. McEnany Name: Patrick J. McEnany Title: CEO	By: /s/ Jérémie Urbain Name: Jérémie Urbain Title: CEO

JACOBUS PHARMACUTICAL COMPANY, INC.	PANTHERX SPECIALTY LLC

By: /s/ Laura R. Jacobus Name: Laura R. Jacobus Title: President	By: /s/ Rob Snyder Name: Rob Snyder, PharmD, MBA, CSP Title: President PANTHERX SPECIALTY HOLDING CO. By: /s/ Rob Snyder Name: Rob Snyder, PharmD, MBA, CSP Title: President

EXHIBIT A

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